EXHIBIT 99 - PRESS RELEASE

                                  EZ Travel, Inc.


FOR IMMEDIATE RELEASE                                January 3, 2003
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For press and other inquiries contact:

Edward C. Zimmerman, III                             3415 Ocatillo Mesa Way
President                                            North Las Vegas, NV 89031
                                                     Phone:(702) 221-1952
                                                     Fax:  (702) 221-1963


EZ Travel, Inc. Signs Definitive Agreement to Acquire World Information Technology, Inc.,

FOR IMMEDIATE RELEASE

Las Vegas, NV, - EZ Travel, Inc., (OTCBB:EZTL), announced today that on January 3rd, 2003, it has signed a Definitive Agreement to acquire 80% ownership in World Information Technology, Inc., a Taiwan corporation ("World"). World Information Technology, Inc. was founded in 1998 and is based in Taipei, Taiwan. The company specializes in e-commerce related business, online audio-visual programming and broadcasting, design, host, and maintains virtual stores on the Web, Promotional audio, video, advertisement productions.

"We completed the due diligence to our satisfaction and we signed the Definitive Agreement to acquire 80% ownership in World Information Technology, Inc. We need to ensure we can fulfill the reporting requirements, as such we are waiting to review the final audited financials for World Information Technology, Inc. Management feels positive about this new direction for the company and its shareholders," stated Ed Zimmerman, President, EZ Travel. Appropriate SEC filings shall be made as this process moves forward.

World Information Technology, Inc.," has introduced Taiwan's first all-around online video streaming solution for integrated live custom program TV post-production. World has also has developed proprietary interactive real-time two-way data communications. The company has set up various online shopping channels through its 80% owned International Joyful Shopping Mall and has subsequently become a dominant force in e-commerce in Taiwan.

Safe Harbor Statement
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Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.


CONTACT:    Edward C. Zimmerman, III  (702) 221-1952